For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
Investor_relations@catapult.com

CATAPULT COMMUNICATIONS REPORTS
FIRST QUARTER FISCAL 2006 RESULTS

Mountain View, CA—January 30, 2006—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its first fiscal quarter ended December 31, 2005 were $12.1 million in comparison with $15.9 million for the comparable quarter a year ago. Net income and diluted earnings per share for the first fiscal quarter were $143,000 and $0.01, respectively, in comparison with $3.8 million and $0.25, respectively, in the first quarter of fiscal 2005. Net income and earnings per share for the first quarter of fiscal 2006 reflected the impact of approximately $574,000 in pre-tax, non-cash stock option expenses recognized under FAS 123R. No stock option expenses were recorded in the first quarter of fiscal 2005. Cash, cash equivalents and short-term investments increased by $2.8 million to $71.6 million during the first fiscal quarter of 2006.

“Revenues in the first quarter were negatively impacted by two factors,” said Dr. Richard A. Karp, Chairman and CEO. “First, two major Japanese customers have returned to making their own test equipment, both for their own use and for sale into our major Japanese telecom operator customers. Second, we experienced additional revenue recognition delays as a result of the length of time and level of resources required to complete our common hardware platform.”

Catapult Communications will be discussing its first quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 271-5140 to access the conference call. International and local participants can dial (617) 213-8893. Please reference Catapult Communications or reservation number 91152825. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on February 3, 2006. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 15409702.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	December 31,
	2005	2004
Revenues:
Products	$8,534	$12,373
Services	3,568	3,498

Total revenues	12,102	15,871

Cost of revenues:
Products	1,188	1,242
Services	1,062	821
Amortization of purchased technology	171	171

Total cost of revenues	2,421	2,234

Gross profit	9,681	13,637

Operating expenses:
Research and development	3,083	2,971
Sales and marketing	4,627	4,703
General and administrative	2,427	1,906

Total operating expenses	10,137	9,580

Operating income (loss)	(456)	4,057
Interest income	620	224
Interest expense	—	—
Other income, net	13	7

Income before income taxes	177	4,288
Provision for income taxes	34	475

Net income	$143	$3,813

Net income per share:
Basic	$0.01	$0.26

Diluted	$0.01	$0.25

Shares used in per share calculation:
Basic	14,743	14,600

Diluted	15,006	15,147

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2005	2005
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$71,628	$68,807
Accounts receivable, net	12,600	14,724
Inventories	4,187	3,104
Other current assets	1,694	2,004

Total current assets	90,109	88,639
Property and equipment, net	1,696	1,693
Goodwill and other intangibles	53,188	53,445
Other assets	3,953	3,983

Total assets	$148,946	$147,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,319	$7,055
Deferred revenue	8,502	7,697

Total current liabilities	14,821	14,752
Deferred revenue long-term portion	403	485

Total liabilities	15,224	15,237

Total stockholders’ equity	133,722	132,523
Total liabilities and
stockholders’ equity	$148,946	$147,760